Exhibit 10.1

Dated	3 November 2014

(1) [●] (2) MacDermid Transactional Service Company (3) Chemtura Corporation (4) Platform Speciality Products Corporation
Supply Agreement relating to [●]

  CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	LANGUAGE	9
3	DEDICATED ASSETS AND OTHER MATTERS	9
4	PRODUCT SUPPLY	9
5	PAYMENTS, COSTS AND EXPENSES	18
6	WARRANTIES, DISCLAIMERS, LIMITATION OF LIABILITY	18
7	CONFIDENTIALITY	22
8	TERM AND TERMINATION	24
9	CONSEQUENCES OF TERMINATION	26
10	MISCELLANEOUS	26

Schedules
1	Terms Schedule	36
2	Dedicated Assets, Governance Board, Access to Facilities and Change Management	60
3	Payments, Costs and Expenses	116
4	Consequences of Termination	130
5	OTCC Standards	133
6	MOC Process	134
7	Guarantees	136
8	Chemtura Entities	142

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made on 3 November 2014

AMONG

(1)	The Seller detailed in paragraph 2.1 of Schedule 1 (the “Seller”);

(2)	The Buyer detailed in paragraph 2.2 of Schedule 1 (the “Buyer”);

(each of the Seller and the Buyer referred to herein as a “Party” and collectively, the “Parties”);

(3)	The Seller Guarantor detailed in paragraph 2.3 of Schedule 1 (the “Seller Guarantor”); and

(4)	The Buyer Guarantor detailed in paragraph 2.4 of Schedule 1 (the “Buyer Guarantor”).

BACKGROUND

(A)
This Agreement is entered pursuant to the terms of a certain Stock and Asset Purchase Agreement, dated as of 16th April 2014, entered by and between Chemtura Corporation, a U.S. (State of Delaware) corporation having its principal place of business at 1818 Market Street, Philadelphia, Pennsylvania and each of the entities listed at Schedule 8 (together “Chemtura”) and Platform Speciality Products Corporation, a Delaware corporation on its own behalf and as agent on behalf of certain foreign and domestic subsidiaries to be defined prior to the Closing (as defined within such Stock and Asset Purchase Agreement) (“Platform”) (“Purchase Agreement”).

(B)	The Seller wishes to supply Products to the Buyer on an exclusive basis and the Buyer wishes to purchase Products from the Seller on the terms and conditions of this Agreement.

(C)	The Seller Guarantor has agreed to the terms of the guarantee in Part 1 of Schedule 7 and the Buyer Guarantor has agreed to the terms of the guarantee in Part 2 of Schedule 7.

AGREEMENT

    1.   DEFINITIONS AND INTERPRETATION

In this Agreement:

    1.1   the following words and expressions have the following meanings unless the context otherwise requires:

“Affiliates”
in respect of a Party, any person that Controls, is Controlled by or is under common Control with that Party from time to time and for this purpose “Control” means, in relation to a person, the power (whether direct or indirect) to direct or cause the direction of its affairs, whether by means of holding shares, possessing voting power, exercising contractual powers or otherwise and “Controls” and “Controlled” will be construed accordingly

“Applicable Law”
any:

(i) statute, statutory instrument, order, directive, treaty, decree or law (including  any common law, judgment, demand, order or decision of any court, regulator or tribunal);

(ii) legally binding rule, policy or guidance issued by any governmental, statutory or regulatory body; and/or

(iii) legally binding industry code of conduct or guideline

which relates or applies to this Agreement, the activities contemplated hereunder, and/or the Products, and/or the protection of human health or the environment

“Business Days”	any day excluding a Saturday, Sunday or any day on which banks in New York, New York are required or authorized by Applicable Law to be closed

“Confidential Information”
any non-public proprietary or other confidential information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) without the need for any further notice or marking, but excluding any information that:

(i) the Receiving Party independently develops without reference to the disclosed information;

(ii) the Receiving Party independently receives on a non-confidential and authorized basis from a source other than the Disclosing Party and there being no duty of confidentiality attaching to its disclosure by such source to the Receiving Party;

(iii) becomes public knowledge through no fault of the Receiving Party; or

(iv) is in the public domain at the time the Receiving Party receives the disclosed information

“Decommissioning”
means the removal from service, emptying, cleaning, and de-energizing of the Dedicated Assets and Piping so that such equipment is placed in a safe condition in compliance with Applicable Law.  Tasks may include washing and rinsing, disposal of waste contained in the Dedicated Asset and Piping (including rinsates), blinding, air-gapping, removal of asbestos from the Dedicated Asset and Piping (subject to the cost allocation and other provisions described in Schedule 4, paragraph 1.4.5), and generally making the Dedicated Asset safe for both personnel entry and shipping of the Dedicated Assets over regulated roadways in compliance with Applicable Law.  Decommissioning includes cleaning the exterior of such Dedicated Assets.  Decommissioning includes cleaning the surface of the structures and foundations supporting such Dedicated Assets, including removal and disposal of any asbestos material covering structural members, to the extent such surfaces need to be cleaned due to the removal of the Dedicated Asset and in order to maintain compliance with Applicable Law.  Decommissioning shall not include investigating or cleaning air, soil, groundwater, or the remediation of any part of the Seller Facility, including the area in which the Dedicated Assets are located and/or any area or equipment outside of the confines of the Dedicated Assets

“Dedicated Assets”	the meaning given to it in Schedule 2
“Delivery Dates”	the dates determined in accordance with paragraph 10.1 of Schedule 1
“Delivery Point”	the delivery point set out at paragraph 10.2 of Schedule 1
“Effective Date”	the date of this Agreement
“FIFRA”	the United States Federal Insecticide, Fungicide, and Rodenticide Act, as amended (or equivalent statute for Seller Facilities not located in the U.S.)
“Forecasts”	the forecasts set out at paragraph 8.1 of Schedule 1
“Hazardous Substances”
any substance or material that (i) is regulated under any Applicable Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (ii) contains asbestos, petroleum or polychlorinated biphenyls, or any substance, waste, emission, pollutant, or contaminant regulated under, or that can result in liability under, any Applicable Law

“Logistics Requirements”	the minimum order quantities and minimum lead times set forth in paragraphs 7.1 and 8.2 of Schedule 1

“Losses”	all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, taxes, claims, damages and assessments
“OTCC Standards”	Seller’s On Time Customer Confirmation standards provided at Schedule 5
“Piping”	supply piping and utilities connected to the Dedicated Assets, within the confines of the enclosure/building which houses the Dedicated Assets
“Product”	the product(s) listed in paragraph 4 of Schedule 1
“Product Specifications”	with respect to each Product, the specifications set forth in Appendix 2 of Schedule 1, as they may be modified by the Buyer in accordance with the terms of this Agreement
“Seller Facility”	the Seller facility listed at Schedule 1
“Term”	the term set out at paragraph 6 of Schedule 1, unless terminated earlier pursuant to the terms of this Agreement
“Transaction Documents”	the Purchase Agreement and all ancillary transactional documents thereto

1.2
any words following the words "include", "includes", "including", "in particular" or any similar words or expressions will be construed without limitation and accordingly will not limit the meaning of the words preceding them;

1.3
unless specified otherwise, references to the background section, clauses and Schedules and Appendices are to the background section, clauses of and schedules and appendices to this Agreement and references to paragraphs are to paragraphs of the relevant Schedules and Appendices;

1.4
the Schedules and Appendices form part of this Agreement and will have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement will include the Schedules and Appendices;

1.5	any capitalized terms used in any Schedule and Appendix but not otherwise defined therein, shall have the meaning as defined in this Agreement;

1.6	the background section and all headings are for ease of reference only and will not affect the construction or interpretation of this Agreement;

1.7	references to the singular include the plural and vice versa and references to any gender include every gender;

1.8
references to a "person" include any individual, body corporate, association, partnership, firm, trust, organisation, joint venture, government, local or municipal authority, governmental or supra-governmental agency or department, state or agency of state or any other entity (in each case whether or not having separate legal personality) and include the successors and permitted assigns of that person;

1.9	references to “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

1.10	the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.11	references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

1.12	references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and

1.13
references to any statute or statutory provision will include any subordinate legislation made under it and will be construed as references to such statute, statutory provision and/or subordinate legislation as modified, amended, extended, consolidated, re-enacted and/or replaced and in force from time to time, but excluding any such modification, amendment, consolidation, re-enactment or replacement which takes effect after the Effective Date which would materially increase the obligations or materially reduce the rights of a Party under this Agreement.

2.	LANGUAGE

2.1
The original language of this Agreement is English. If this Agreement is translated into any language other than English, the English language version of this Agreement will prevail to the extent of any conflict.

2.2	Any notice or other communication given or required to be given under or in connection with this Agreement will be in English.

3.	DEDICATED ASSETS AND OTHER MATTERS

3.1	The Parties agree to comply with the terms of Schedule 2 relating to Dedicated Assets and the other matters set out therein.

4.	PRODUCT SUPPLY

4.1	Products, Forecasting and Minimum Orders

4.1.1
During the Term, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell exclusively to the Buyer, the Products, in each case, upon the terms and subject to the conditions set forth in this Agreement.

4.1.2	The Parties shall comply with the forecasting and lead time provisions set out at paragraph 8.1 and 8.2 of Schedule 1.

4.1.3	The Parties shall comply with the minimum order quantities set out at paragraph 7.1 of Schedule 1.

4.1.4
Subject to Clause 4.1.5, to the extent that the Seller obtains any products, or any ingredients that are used in any Products, from one or more Affiliates of the Seller, the Seller shall be solely responsible for all logistics associated with the transfer of such Products and/or ingredients between the Seller and its Affiliates until 31st March 2015.

4.1.5
All costs, liabilities and expenses (“Logistics Costs”) associated with logistics between the Seller and its Affiliates pursuant to Clause 4.1.4  of any products or any ingredients that are used in any Products shall be borne entirely by the Buyer and accordingly the Buyer shall reimburse the Seller on demand in respect of any such Logistics Costs that it may incur.

4.2	Product Orders, Shipments, Risk and Title

4.2.1
The Buyer shall submit to the Seller via a method of ordering agreed upon by the Parties (such agreement not to be unreasonably withheld or delayed) product orders for each Product conforming to the applicable Logistics Requirements (each, a "Product Order").  The Product Order shall identify the Product being ordered, the quantity of Product, and the requested Delivery Date.  For the avoidance of doubt, the Seller hereby reserves the right to reject any Product Order which fails to conform to the applicable Logistics Requirements and Product Specifications and the terms and conditions of this Agreement.

Within three (3) Business Days of receipt of a Product Order, the Seller shall use best efforts to either (i) confirm and accept the terms of the Product Order or (ii) advise the Buyer of any required changes, clarifications or its inability or unwillingness to accept it, which shall constitute a rejection of such Product Order unless any items requiring change or clarification are resolved to the satisfaction of both Parties. Orders shall not be binding until they have been accepted.

4.2.2	Notwithstanding the foregoing, the Buyer may make changes to Products and Product Specifications and may introduce new Products, in its discretion, provided that:

4.2.2.1	direct, one-time costs associated with such changes or introduction are for the account of the Buyer;

4.2.2.2
the costs set out at Schedule 3 will be equitably adjusted to reflect material changes to these costs resulting from any such changes to existing Products or Product Specifications, or the introduction of new Products by the Buyer;

4.2.2.3
any changes to Products or Product Specifications, introduction of new Products, or changes to logistics requirements will require Seller's written approval (which shall not be unreasonably withheld or delayed) to the extent such new or changed Product or Product Specification may reasonably be expected to give rise to increased Seller costs or to any material operational, safety, environmental or other compliance risks for the Seller or otherwise materially impair the Seller's ability to comply with Applicable Law; and

4.2.2.4	any changes to Products or Product Specifications or introduction of new Products shall comply with and be subject to the MOC Process in Schedule 6.

4.2.3
The Buyer will submit Product Orders for, and shipments will be delivered or made available at the applicable Delivery Point on the applicable Delivery Date.  The Buyer shall coordinate all logistics related to Product shipment, including the selection of any transportation carrier.

4.2.4	Except as otherwise mutually agreed to by the Parties in writing, all Product shipments will be made in the Seller’s package containers as referred to in Appendix 1 to Schedule 1.

4.2.5	Risk of loss in all Products shall pass from the Seller to the Buyer on delivery at the Delivery Point.

4.2.6	Title shall pass from the Seller to the Buyer on delivery at the Delivery Point.

4.3	Product Acceptance

4.3.1
The Buyer's receipt, at the Delivery Point set out in paragraph 10.2 of Schedule 1 of any Product will be an unqualified acceptance of such Product unless the Seller receives written notice of rejection in whole or in part within one hundred eighty (180) days after the Buyer's receipt. Claims for shortages of less than one per cent (1%) of the gross weight of bulk shipments will not be allowed.  The Seller's weights taken at the shipping point will govern, unless proven to be in error.

4.3.2
For the avoidance of doubt, the Buyer may not reject Product that conforms to applicable Product Specifications nor may the Buyer refuse to take delivery of, or return, conforming Product, for credit or refund.

4.3.3
Without limiting the generality of the other provisions of this Agreement, the Seller shall perform its obligations under this Agreement in accordance with the OTCC Standards at a minimum and use its commercially reasonable efforts to exceed the OTCC Standards.

4.3.4
Except as otherwise expressly set forth in this Agreement, the Seller's sole liability and the Buyer's sole monetary remedy for any claim arising with respect to Product delivered under this Agreement which does not conform to its Product Specification (“non-conforming”) will be as follows at the Buyer’s option:

4.3.4.1	timely replacement of such non-conforming Product or refund of the costs incurred by the Buyer in purchasing such non-conforming Product;

4.3.4.2
reimbursement of reasonable out-of-pocket costs incurred by the Buyer for removal, storage, transportation and disposal of such non-conforming Product (unless such non-conforming Product is returned to the Seller at the Seller's request and expense); and

4.3.4.3	reimbursement of reasonable out-of-pocket costs incurred by the Buyer to rework non-conforming Product.

The provisions of this Clause 4.3 shall not relieve the Seller of liability in respect of claims against the Buyer from third parties for injuries to persons or property caused by non-conforming Product supplied by the Seller.

4.4	Product Stewardship

4.4.1
Each Party shall use its reasonable efforts to abide by sound Safety, Health and Environment (SH&E) principles contained in the Responsible Care® Program (located at http://responsiblecare.americanchemistry.com/), as published and periodically updated by the American Chemistry Council (or an equivalent and relevant industry standard agreed to by the Parties in writing), and to comply with all Applicable Laws.  In doing so, each Party agrees to the following measures:

4.4.1.1
as the manufacturer of the Products, the Seller shall be responsible for exercising effective product stewardship over the Products with regard to its customers, including the Buyer, and other product users, its employees, contractors, distributors, vendors, etc.  The Seller agrees that such responsibility shall include, specifically as to the Buyer, the following obligations:

(a)	the Seller shall operate the Seller Facility in accordance with generally accepted practices of the chemical industry;

(b)
to the extent known to the Seller, the Seller shall notify, and provide all relevant information to, the Buyer on a timely basis consistent with Applicable Law regarding hazard data reclassification and any change in composition, packaging or manufacturing that might materially impact the composition of any Product supplied hereunder including its accompanying impurities;

(c)	the Seller shall not ship any chemical substance or product not specifically included by name in this Agreement unless otherwise agreed to in writing by the Buyer;

(d)
the Seller shall include on the Material Safety Data Sheet (“MSDS”) and Safety Data Sheets (“SDS”) for any Product supplied hereunder (i) all information required by Applicable Law as of the date hereof and (ii) any information provided by Buyer under clause 4.5.2.3 below and (iii) any additional information that the Seller deems appropriate.

4.4.1.2
as the purchaser of the Products, the Buyer shall be responsible for exercising effective product stewardship over the Products with regard to its customers and other product users, its employees, contractors, distributors, vendors, etc.  The Buyer agrees that such responsibility shall include the following:

(a)
the Buyer shall, to the extent the Buyer has received documents and information from Seller, including any MSDS or SDS and product information bulletins, containing the Seller's safety and health information concerning all Products deliverable hereunder, review such information and use commercially reasonable efforts to:

(i)	comply with all applicable recommendations and warnings;

(ii)	use all Products only in a manner consistent with all information included in such documents; and

(iii)	incorporate such information into its personnel safety programs;

4.5	Related Chemical Regulatory Compliance

4.5.1	The Seller shall:

4.5.1.1	include with all Product supplied to Buyer Material Safety Data Sheets (“MSDS”) or Safety Data Sheets (“SDS”).

4.5.2	the Buyer shall:

4.5.2.1	to the extent required by Applicable Law, provide its own MSDS and SDS with respect to any Products that it intends to resell as finished goods.

4.5.2.2	Not used.

4.5.2.3
notify Seller of, and provide Seller with, as soon as reasonably practicable, any new toxicology information, changes to packaging specifications, changes to dangerous goods or transportation classifications, updates to or changes in Applicable Law that affect or need to be included in or on the packaging, labels, MSDS, or SDS, as necessary to comply with Applicable Law. Buyer will be listed as the emergency contact on all labels, MSDS and SDS.  Seller will package and label the Products according to packaging specifications and with Product, shipping and other needed labels supplied by the Buyer.

4.5.3	Export Controls

4.5.3.1
No provision hereof will be interpreted or applied so as to require Seller to do, or refrain from doing, anything that would constitute a violation of applicable anti-boycott and other export laws and regulations.

4.5.3.2	Not applicable.

4.5.3.3
Buyer acknowledges and agrees that it shall comply with all Applicable Laws and regulations restricting the export, re-export, transfer or release to certain governments, legal entities or individuals and/or to certain destinations.

4.5.4
European Union Registration, Evaluation, and Authorization of Chemicals (REACH) Regulation: The Parties acknowledge that certain Products under this Supply Agreement will be subject to REACH regulation.  The Parties shall reasonably cooperate in the compliance there of and agree to allocation of responsibility as follows:

4.5.4.1
CAS Exclusive Product: The Parties acknowledge and agree that any registration requirements under the REACH regulation with regard to the Products that are not exempt under  REACH shall be the obligation of Buyer, with the cooperation and assistance of the Seller, including the necessity for Seller to be identified as the registrant with respect to substances that Seller manufactures for and on behalf of Buyer pursuant to this Supply Agreement (“CAS Registrations”), except to the extent Buyer and Seller may rely on a vendor’s REACH registration.  The parties will, at Buyer’s expense, cooperate in every respect to satisfy Buyer’s obligation under REACH.

4.5.4.2
Shared Product:  The Parties acknowledge and agree that any registration requirements under the REACH regulation with regard to the Products which are supplied to Buyer pursuant to this Supply Agreement and which are also manufactured for or on behalf of Seller’s other business (“Shared Registrations”), and which are not exempt under REACH shall be the obligation of Seller, except to the extent Buyer and Seller may rely on a vendor’s REACH registration.

4.5.5
FIFRA. Upon transfer of the Product Registrations in the United States pursuant to this Agreement, the Parties shall be responsible for their respective obligations under FIFRA including but not limited to production reporting, adverse effects reporting, and recordkeeping.

4.6	Raw Materials Sourcing

4.6.1
The Parties shall reasonably cooperate toward achieving cost savings for their mutual benefit in respect of raw materials sourcing.  For the avoidance of doubt, the Seller is responsible for raw materials sourcing.

5.	PAYMENTS, COSTS AND EXPENSES

5.1	The Parties shall comply with the terms of Schedule 3 relating to payments, costs and expenses.

6.	WARRANTIES, DISCLAIMERS, LIMITATION OF LIABILITY

6.1	Warranties of Seller

Seller warrants that:

6.1.1	the Products will (i) be manufactured in accordance with the Seller’s quality assurance programs and (ii) conform to the Product Specifications;

6.1.2	the manufacture of the Products will comply with the registrations applicable to the Products upon delivery;

6.1.3	the execution, delivery and performance by Seller of this Agreement are within the Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller;

6.1.4
this Agreement constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity);

6.1.5
the Seller has the necessary skill and experience of an operator of a chemical manufacturing facility to operate and maintain the Seller Facility and equipment to be used to perform its obligations pursuant to this Agreement in good and serviceable condition in compliance with all Applicable Laws;

6.1.6
the Seller will use best efforts not to spill, leak, pump, emit, empty, discharge, inject, allow to escape, leach, dump, or dispose of Hazardous Substances at, on, under or from the Seller Facility in connection with manufacturing the Products in accordance with this Agreement, other than in de minimis amounts in compliance with law and which would not be the basis of liability to the Buyer;

6.1.7	the Seller shall comply with the terms of the non-competition and non-solicitation provisions included in Section 5.11 of the Purchase Agreement; and

6.1.8	in connection with its operation of the Seller Facility under this Agreement, the Seller will:

6.1.8.1
maintain in force for the Term all licenses, permissions, authorizations, consents and permits required to manufacture, sell, supply and deliver (EXW (Ex Works) (Incoterms 2010) when delivered to the Bonnie Crescent warehouse at 129 Bonnie Crescent Rd, Elmira, ON, Canada N3B3G2 (“Bonnie Crescent”) (or such other warehouse as Seller may choose to use from time to time), having been quality checked by Seller and placed into inventory (such that title to and risk for loss of the Product will transfer to the Buyer upon the Product having been delivered to Bonnie Crescent (or such other warehouse as Seller may choose to use from time to time), quality checked by Seller and placed into inventory)) the Products in accordance with the terms of this Agreement;

6.1.8.2	save where affected by a Force Majeure Event (as defined in clause 10.10) and save for maintenance not cease operations of the Seller Facility during the Term of this Agreement; and

6.1.8.3	comply in all material respects with all Applicable Laws (including without limitation applicable environmental and health and safety laws and regulations).

6.2	Warranties of Buyer

The Buyer warrants that:

6.2.1	the execution, delivery and performance by the Buyer of this Agreement are within the Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyer;

6.2.2
this Agreement constitutes a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and

6.2.3
in connection with its access to the Seller Facility under this Agreement, the Buyer will comply in all material respects with all Applicable Laws (including without limitation applicable environmental and health and safety laws and regulations); and

6.2.4	the Buyer shall comply with the terms of non-solicitation included in Section 5.11 of the Purchase Agreement.

6.3	Disclaimer

EXCEPT AS SET EXPRESSLY FORTH IN CLAUSE 6.1 OR CLAUSE 6.5 THE SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY AGENT OR REPRESENTATIVE TO MAKE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SELLER HEREBY EXPRESSLY EXCLUDES ALL IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4	Limitation of Liability

6.4.1
EXCEPT AS SET FORTH IN CLAUSE 6.4.2, 6.4.3, and 6.4.4 and 6.5, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR THE FOLLOWING, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES:

6.4.1.1	INDIRECT, CONSEQUENTIAL OR SPECIAL LOSS OR PUNITIVE DAMAGES (INCLUDING PENALTIES, TAXES OR FILING FEES).

6.4.2
NOTHING IN THIS AGREEMENT WILL OPERATE TO EXCLUDE OR RESTRICT ONE PARTY'S LIABILITY (IF ANY) TO THE OTHER FOR ANY MATTER FOR WHICH IT IS NOT PERMITTED BY LAW TO EXCLUDE OR LIMIT, OR TO ATTEMPT TO EXCLUDE OR LIMIT.

6.4.3
THE EXCLUSIONS AND LIMITATIONS SET FORTH IN CLAUSE 6.4.1 SHALL NOT APPLY IN RESPECT OF FAILURE TO SUPPLY (EXCEPT IN THE CASE OF A FORCE MAJEURE EVENT) ON THE PART OF THE SELLER. NOR TO THE INDEMNITY IN CLAUSE 6.5.

6.4.4
THE EXCLUSIONS AND LIMITATIONS SET FORTH IN CLAUSE 6.4.1 AND CLAUSE 6.4.2. SHALL NOT APPLY IN RESPECT OF FINES IMPOSED ON BUYER BY A GOVERNMENTAL AUTHORITY TO THE EXTENT CAUSED AS A DIRECT RESULT OF A BREACH OF APPLICABLE LAW ON THE PART OF SELLER.

6.5	Indemnification

6.5.1
The Seller shall, indemnify and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Buyer Indemnified Parties arising out of or in connection with (i) the Seller’s operations at the Seller Facility; or (ii) the environmental conditions of the Seller Facility.

6.5.2
If a Buyer Indemnified Party shall have a claim for an indemnity against Seller under clause 6.5.1 of this Agreement the procedures, but excluding any thresholds, deductibles or other limitations on liability, set forth in section 8.3 of the Purchase Agreement shall apply with respect to such claim.

6.6	Acknowledgement

Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Affiliates under the Purchase Agreement or any of the other Transaction Documents.

7.	CONFIDENTIALITY

7.1	Confidentiality

7.1.1
The Receiving Party shall keep confidential the Disclosing Party’s Confidential Information, and shall not use any of the Disclosing Party’s Confidential Information for any purpose other than the exercise of the Receiving Party’s rights, or as otherwise permitted, hereunder.  The Receiving Party shall preserve the confidentiality of the Disclosing Party’s Confidential Information using the same standard of care as it would customarily use to preserve the confidentiality of its own similar type of confidential information, but in any event, no less than a reasonable standard of care, and shall not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, except as expressly permitted hereunder.  The Receiving Party may disclose the Confidential Information to:

7.1.1.1
any of its employees, contractors, suppliers, agents who need it in connection with this Agreement and are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein;

7.1.1.2
the extent it is in response to a valid order of a court or other Governmental Authority or to otherwise comply with Applicable Law provided that, in the case of this Clause 7.1.1.2, the Receiving Party shall first (unless to do so is prohibited under Applicable Law) give notice to the Disclosing Party and reasonably cooperate with the Disclosing Party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by Applicable Law.

7.1.2
The Seller acknowledges that the intellectual property comprising the Product formulations, Product specifications, and Product-specific quality control, used by the Seller in the manufacturing of Products hereunder, have been purchased by and belong exclusively to the Buyer, and shall be treated hereunder as the Buyer’s Confidential Information.

7.1.3	The terms and conditions of this Agreement shall be deemed Confidential Information for the purposes of this Agreement provided that each Party may disclose the terms and conditions of this Agreement:

7.1.3.1	in confidence, to its accountants, banks and present and prospective financing sources and their advisors;

7.1.3.2	in connection with the enforcement of this Agreement or rights under this Agreement;

7.1.3.3	in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party;

7.1.3.4	in confidence, to any of its Affiliates;

7.1.3.5	in confidence, to its third party contractors who have a need to know, solely in connection with their provision of services to such Party;

7.1.3.6
as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law provided that prior to making any such disclosure, such Party shall (unless to do so is prohibited under Applicable Law) provide written notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information; or

7.1.3.7	as mutually agreed upon by the Parties in writing.

8.	TERM AND TERMINATION

8.1	Term

This Agreement shall commence on the Effective Date and shall continue in full force and effect for the Term unless terminated earlier in accordance with the terms of this Agreement.

8.2	Termination of Either Party for Material Breach

Notwithstanding anything in this Agreement to the contrary:

8.2.1
The Buyer may terminate this Agreement upon thirty (30) days’ prior written notice in the event of any material breach of this Agreement by Seller that goes uncured for a period of ninety (90) days after notice of such material breach, or within such longer period as is reasonably required to effect such remedy or cure, unless it is a breach of the Seller’s non-competition obligations included in Clause 6.1.7, in which case no cure period shall be permitted (it being understood that such notice shall set forth the details of the applicable material breach with reasonable particularity); provided that the Buyer shall reasonably cooperate with the Seller to effect a prompt and orderly transition with respect to any such termination; and

8.2.2	The Seller may terminate this Agreement on upon thirty (30) days’ prior written notice in the event:

8.2.2.1
of the Buyer failing to make any payment (that is not the subject of a bona fide dispute) due hereunder in accordance with the terms and conditions of this Agreement, that goes uncured for a period of thirty (30) days after written notice thereof;

8.2.2.2
of any material breach of this Agreement by the Buyer that goes uncured for a period of ninety (90) days after notice of such material breach, or within such longer period as is reasonably required to effect such remedy or cure (it being understood that such notice shall set forth the details of the applicable material breach or payment failure with reasonable particularity).

8.3	Termination of Either Party for withdrawal of a Product

Either Party may terminate the supply of a Product under this Agreement immediately if the US Environmental Protection Agency or an equivalent foreign regulatory body should withdraw, suspend or cancel such Product.

8.4	Termination Upon Either Party’s Insolvency

Either Party may terminate this Agreement in the event the other Party becomes insolvent or a receiver is appointed for its business or properties, or if any petition is filed by or against it under any provisions of any bankruptcy, insolvency or similar Applicable Laws (and, in the case of any such petition filed against it, the petition is not dismissed within sixty (60) days after filing).

9.	CONSEQUENCES OF TERMINATION

9.1	On termination or expiry of this Agreement the provisions of Schedule 4 shall apply.

10.	MISCELLANEOUS

10.1	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party.  Notwithstanding the foregoing:

10.1.1	Either Party may, without the consent of the other Party, assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates;

10.1.2
The Buyer may, without the consent of the Seller, assign this Agreement in whole or in part to an Affiliate that is not a competitor of the Seller provided that the Buyer shall irrevocably and unconditionally guarantee to the Seller, and indemnify the Seller in respect of, the prompt and full discharge by such Affiliate of all of the Buyer’s obligations and liabilities under this Agreement (it being understood that if such Affiliate defaults in the due and punctual performance of any such obligations, the Buyer shall forthwith perform or cause to be performed such obligations).  The guarantee and indemnity of the Buyer shall be in writing in a form agreed to by the Seller prior to any such assignment, and such agreement by the Seller shall not be unreasonably withheld or delayed;

10.1.3
Any successor, transferee or assignee of a Party must, prior to any succession, transfer or assignment, agree in writing, in a form agreed to by the other Party (such agreement not to be unreasonably withheld or delayed), to be bound by the terms and conditions of this Agreement.  No assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer;

10.1.4	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; and

10.1.5	Any attempted assignment in contravention of this clause 10.1 shall be void ab initio.

10.2
Notices

All notices, requests and other communications hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Buyer or the Buyer Guarantor, to the addresses specified in Appendix 3 of Schedule 1;

if to the Seller or the Seller Guarantor, to the addresses specified in Appendix 3 of Schedule 1 with a copy sent to the address specified in Appendix 3 of Schedule 1,

or in either case to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

10.3	Amendments and Waivers

10.3.1
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.3.2
No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3.3	The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

10.4	Expenses

Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such cost or expense.

10.5	Governing Law

This Agreement shall be governed by and construed in accordance with the law set out at paragraph 11 of Schedule 1.  The Parties acknowledge and agree that the United Nations Convention for the International Sale of Goods will not apply to this Agreement.

10.6	Arbitration

10.6.1
The Parties agree that arbitration shall be the exclusive means of resolving any dispute or claim between the Parties arising out of, relating to, or connected with this Agreement, or the operations carried out under this Agreement, including any dispute concerning the existence, validity, enforcement, interpretation, performance, breach, or termination of this Agreement, and neither Party may commence any action in any court except to enforce the obligation to arbitrate or to enforce any arbitration award.

10.6.2
Any arbitration required by this Agreement shall be initiated under and governed by the commercial arbitration rules of the American Arbitration Association (the “AAA”) and any such arbitration shall be held in New York, New York.  Within twenty (20) days after the commencement of any such arbitration, each Party shall select one (1) arbitrator.  The two (2) arbitrators selected shall, in turn, select a third arbitrator.  If the arbitrators selected by the Parties cannot agree on a third arbitrator, the third arbitrator shall be selected as provided by AAA rules.

10.6.3
The arbitrators shall have the sole authority to permit the Parties to conduct discovery.  The written decision of the arbitrators with respect to any dispute or controversy shall be final, binding and non-appealable, and the Parties shall be deemed to have consented to judgment upon the arbitration award being entered in any of the courts set forth below.

10.6.4
The arbitrators shall be empowered to award such remedies (including equitable remedies) as they shall consider appropriate based upon their findings of fact and conclusions of law and such other factors as they consider relevant.

10.6.5
The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and neither Party shall disclose to any third party any information about such arbitration, except as may be required by Applicable Law or any Governmental Authority, including in any court proceedings to enforce the obligation to arbitrate or any arbitration award (it being understood that in such case, the Parties shall reasonably cooperate to obtain a protective order or other measure preserving the confidential treatment of such information and require that such information be used only for the purposes required by Applicable Law or such Governmental Authority).

10.6.6
The Parties agree that any suit, action or proceeding seeking to enforce the obligation to arbitrate or to enforce any arbitration award shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and each of the Parties hereby irrevocably waives any and all right to trial by jury in any such legal proceeding.

10.6.7
Notwithstanding the foregoing agreement to arbitrate, in the event of any dispute, breach or threatened breach of the provisions of the Agreement, either Party shall be permitted to seek preliminary relief from the court to avoid injury or prejudice, to protect its rights, maintain status quo or obtain possession to avoid material risk of damages to or loss of property.

10.7	Counterparts; Effectiveness, Third Party Beneficiaries

10.7.1
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.7.2
No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties and their respective successors and permitted assigns.

10.8	Entire Agreement

10.8.1	This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersede any prior agreement or arrangement in respect of their subject matter and:

10.8.1.1
neither Party has entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by the other Party or any other person)  which is not expressly set out in this Agreement;

10.8.1.2
the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract; and

10.8.1.3	this Agreement shall apply to the exclusion of the terms of any purchase order, order acknowledgment, delivery note, invoice or other sale document issued by or on behalf of either Party.

10.9	Severability

If any clause, term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

10.10	Force Majeure

10.10.1
Notwithstanding anything herein to the contrary, a Party’s failure to perform (except for the obligation to make any payment when due) will not be considered a breach of this Agreement to the extent such non-performance is caused by inability to obtain supplies, acts of God, extreme adverse weather conditions, war, fire, explosion, flood, strike (beyond the reasonable control of such Party), sabotage and natural disasters (a “Force Majeure Event”) provided that:

10.10.1.1	the non-performing Party is without fault and the default or delay could not have been prevented by reasonable precautions, and

10.10.1.2
the non-performing Party shall be excused from further performance for as long as such circumstances prevail and such Party continues to use its commercially reasonable efforts to recommence performance.

10.10.2
The Party whose performance is prevented or impeded by a Force Majeure Event (the “Claiming Party”) shall promptly notify the other Party as soon as reasonably possible, but no later than seven (7) days after the occurrence of the Force Majeure Event stating the details regarding the nature and effects of the Force Majeure Event and the full particulars in connection with, and the expected duration of, the event.

10.10.3
The Claiming Party shall keep the other Party reasonably informed regarding the steps that it is taking to overcome the effects of the Force Majeure Event and its current estimate as to when it will be able to resume performance of its obligations.

10.10.4
The Claiming Party shall, as soon as possible after the commencement of the Force Majeure Event, diligently proceed to do all things reasonably practicable at its own cost to expeditiously remedy and mitigate the Force Majeure Event causing the failure and to minimize the interruption of performance of its affected obligations.

10.10.5
At the request of the other Party, the Claiming Party shall use reasonable best efforts to procure, access to the areas of the Facility affected by the Force Majeure Event (save where there are reasonable concerns as to safety), and to its records relating to that Force Majeure Event, for a reasonable number of representatives of the other Party, at that other Party’s sole risk and expense, in order that those representatives may verify the impact of that Force Majeure Event on the Claiming Party’s performance and the likely duration of its effects.

10.10.6	For the avoidance of doubt, the following events and circumstances shall not constitute a Force Majeure Event:

10.10.6.1	changes in market conditions, or

10.10.6.2	financial hardship or the inability of a Party to make a profit or receive a satisfactory rate of return from the sale of the Products.

10.11	Compliance with Applicable Law

10.11.1
Each Party shall comply with all Applicable Law in its manufacturing, use and distribution of Products, including all applicable export and/or import laws. The Seller shall use its reasonable best efforts to cooperate with the Buyer in this regard and to keep, maintain and provide any information reasonably requested by the Buyer in connection with compliance hereunder.

10.12	Insurance

10.12.1
Each Party shall procure and maintain insurance during the Term of this Agreement and for a period of three (3) years following any termination or expiration of this Agreement in the types and amounts specified below.  Upon written request, each Party shall provide the other party with a Certificate of Insurance confirming the insurance maintained in accordance with this agreement.  Each party also agrees to give the other Party at least thirty (30) days’ advance notice of any material changes in, cancellation of or non-renewal of the required coverage.

10.12.1.1
Commercial General Liability/Product Liability Insurance (including contractual liability, products liability and completed operations) with a bodily injury, death and property damage combined single limit of at least US$5,000,000 (or equivalent thereof) per occurrence and US$5,000,000 (or equivalent thereof) annual aggregate; and

10.12.1.2	Statutory work place or workers’ compensation insurance and employers’ liability insurance with limits as required by law.

10.12.2
Each Party shall be named as an additional insured on the other Party’s insurance policies required hereunder, except workers compensation.  Each Party shall require such Party’s insurer to waive all rights of subrogation against the other Party for all claims applicable to such Party’s property used in performance of its obligations hereunder.  Insurance policies shall not contain cross claim, cross suit, or other such exclusion clauses which would preclude or otherwise limit coverage of additional insureds.

10.12.3
Either Party’s failure to comply with any of the insurance requirements in this Agreement, including failure to secure endorsements on policies as may be necessary, shall not limit or relieve such Party from any of its obligations under this Agreement.

SIGNED BY or on behalf of the Parties and the Seller Guarantor and the Buyer Guarantor on the date stated at the beginning of this Agreement

Signed by [●]	) ) )

........................................................ [●] Authorised Signatory

Signed by MACDERMID TRANSACTIONAL SERVICE COMPANY	) ) )

........................................................ Frank Monteiro President

Signed by CHEMTURA CORPORATION	) ) )

........................................................ Arthur Fullerton Assistant Secretary

Signed by PLATFORM SPECIALITY PRODUCTS CORPORATION	) ) )

........................................................ Frank Monteiro Chief Financial Officer